UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 7, 2022

Denali Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38311	46-3872213
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
161 Oyster Point Blvd.
South San Francisco, California 94080
(Address of principal executive offices, including zip code)

(650) 866-8548
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DNLI	NASDAQ Global Select Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2022, Erik Harris was appointed to the Board of Directors (the “Board”) and to the Audit Committee of the Board (the "Audit Committee") of Denali Therapeutics Inc. (the “Company”). Mr. Harris will serve as a Class II director, with a term expiring at the Company’s 2022 annual meeting of the stockholders.

In accordance with the Company’s amended and restated outside director compensation policy (the “Policy”), Mr. Harris will receive annual cash compensation of $45,000 for his services as a member of the Board and an additional $10,000 per year for his service as a member of the Audit Committee, each payable quarterly in arrears on a pro-rata basis, and on February 3, 2022, Mr. Harris was automatically granted an initial award of a nonstatutory stock option to purchase shares of the Company’s common stock ("Initial Option") and an initial award RSU ("Initial RSU"), together having an aggregate company-assessed value of approximately $700,000. 60% of the value of the initial awards is in the Initial Option, while the remaining 40% is in the Initial RSU. For purposes of the Policy, the Company values RSUs as 1 RSU for every 2 shares subject to an option. The Initial Option vests as to 25% of the shares on the one year anniversary of the grant date and as to 1/48th of the shares on each monthly anniversary of the grant date thereafter, provided that he remains a non-employee director through the applicable vesting date. The Initial RSU award vests over a four-year period, with 1/4th of the shares vesting on each anniversary of the grant date (or, for the last tranche that otherwise would vest on the fourth anniversary of the grant date, on such anniversary or, if earlier, on the day prior to the Company’s next annual meeting of stockholders occurring after the third anniversary of the grant date), provided that he remains a non-employee director through the applicable vesting date. Initial awards to Mr. Harris were granted under and subject to terms of the Company’s 2017 Equity Incentive Plan.

Mr. Harris will be eligible for equity awards on the same terms as other continuing non-employee members of the Board. The Policy provides that on the date of each annual meeting of stockholders, each non-employee director who has been a director for six months or more on the date of the annual meeting will automatically be granted a nonstatutory stock option to purchase shares of the Company’s common stock ("Annual Option") and a RSU ("Annual RSU"), together having an aggregate company-assessed value of approximately $400,000. 60% of the value of the awards will be in the Annual Option, while the remaining 40% will be in the Annual RSU. Each Annual Option and Annual RSU will vest fully on the earlier of the one year anniversary of the grant date or the day prior to the next annual meeting of stockholders held after the grant date, provided that he remains a non-employee director through the applicable vesting date.

Mr. Harris also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-221522) filed with the Securities and Exchange Commission on December 7, 2017.

There is no arrangement or understanding between Mr. Harris and any other persons pursuant to which Mr. Harris was elected as a director. In addition, Mr. Harris is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On February 7, 2022, the Company issued a press release announcing Mr. Harris’s appointment as a director. The press release is attached hereto as Exhibit 99.1.

The information furnished in the Item 9.01 (including Exhibits 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 7, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENALI THERAPEUTICS INC.

Date:	February 7, 2022	By:	/s/ Steve E. Krognes
Steve E. Krognes
Chief Financial Officer and Treasurer